EXHIBIT 99.1

Oakley Posts 36 Percent Increase in Earnings Per Share On Net Sales of $264 Million

29 Percent Growth in Optics and 35 Percent Growth in Retail Drive Record Quarterly Sales

 Selected Third Quarter 2007 Highlights
 --------------------------------------
 -- Net sales increased 25 percent over Q3 2006 to $264 million
 -- Optics net sales increased 29 percent over Q3 2006 to $192 million
 -- Apparel, footwear and accessories (AFA) net sales increased 13 percent over Q3 2006 to $52 million
 -- U.S. retail net sales increased 35 percent over Q3 2006 to $63 million
 -- Net income increased 37 percent over Q3 2006 to $24 million, or
    $0.34 per diluted share

FOOTHILL RANCH, Calif., Oct. 18, 2007 (PRIME NEWSWIRE) -- Oakley, Inc. (NYSE:OO) today announced financial results for its third quarter ended September 30, 2007. Oakley generated third quarter net sales of $263.8 million, an increase of 25.5 percent from $210.2 million in the same period of 2006. Net income for the third quarter totaled $23.7 million, or $0.34 per diluted share, which includes an approximate $0.02 per diluted share impact of transaction costs related to the company's previously announced merger agreement with Luxottica Group S.p.A. (NYSE:LUX) (MTA:LUX). Net income for the third quarter of 2006 was $17.3 million, or $0.25 per diluted share.

"This marks our fifth consecutive quarter of significant double digit optics growth with strength across all product types, sales channels and geographies," said Oakley Chief Executive Officer Scott Olivet. "The fact that we saw strength across our 2007 sport performance, Square O lifestyle, and women's collections is a strong indicator that Oakley's philosophy of 'innovations wrapped in art' is resonating with a wide range of consumers."

"Our efforts to connect more deeply with each of our consumers also saw significant progress," continued Olivet. "The expansion of the Oakley Custom eyewear program, launch of an exclusive Icon grab-bag series for core action sport accounts, initiation of our artist collaboration series, and release of the Livestrong RADAR(tm) and FLAK JACKET(tm) styles, are just a few of the successful initiatives allowing individuals to address their performance needs and express their individuality within the Oakley brand."

Olivet concluded, "We believe that consumers want to become more involved with Oakley as they learn more about the brand, our design and technology leadership, our athletes and collaborators, and our culture. Our 2007 efforts, including highly integrated product launches and marketing campaigns, the introduction of our Rolling O Lab, increased training for our dealers, and an expanding retail base to tell our story, are driving solid results and setting a strong foundation for future growth."

Product Category Net Sales

Third quarter optics net sales totaled $192.2 million, up 29.1 percent from $148.8 million in the same period of 2006. This growth was driven by significant double-digit increases in sunglasses, prescription eyewear, and goggles. Third quarter AFA net sales totaled $52.2 million, up 12.8 percent from $46.3 million in the prior year. AFA growth included significant contributions from apparel and footwear, and a double-digit increase in watch sales.

Third quarter net sales of other products, which represent non-Oakley owned brands sold through the company's multi-branded Bright Eyes, Sunglass Icon, and The Optical Shop of Aspen (OSA) retail stores, increased 28.7 percent to $19.4 million from $15.1 million during the same period last year.

Segment Net Sales

Global third quarter net sales to wholesale customers were $200.5 million, a 22.7 percent increase over $163.4 million in the same period of 2006.

Third quarter net sales to U.S. wholesale customers totaled $85.6 million, up 22.4 percent from $69.9 million in the prior year, and were driven by significant double-digit optics growth offset by a moderate decrease in AFA sales.

Oakley's third quarter U.S. retail net sales increased 35.2 percent to $63.3 million, compared with $46.8 million in the same period of 2006. U.S. retail sales were driven by strong positive comparable store sales growth, contribution of new Oakley and Sunglass Icon stores added during the last twelve months, and increased Internet sales.

Geographic Net Sales

Third quarter U.S. net sales (wholesale and retail) totaled $148.9 million, an increase of 27.5 percent from $116.7 million in the prior year's same period.

Third quarter net sales in the company's international business were $114.9 million, a 22.9 percent increase from net sales of $93.5 million in the same period of 2006. A weaker U.S. dollar relative to foreign currencies increased reported international net sales by 6.1 percent. The company's Americas region saw significant double-digit optics and AFA growth; EMEA (Europe, Middle East and Africa) generated a significant increase in net optics sales and a slight increase in net AFA sales; and Asia-Pacific had significant double-digit increases in optics and a strong increase in net AFA sales.

Gross Margin, Operating Expenses, Tax Rate

Reported third quarter gross profit as a percentage of net sales was 55.5 percent compared with 53.8 percent in the third quarter of 2006. Third quarter non-GAAP gross margin was 55.5 percent compared to 54.0 percent in the same period of 2006. The increased non-GAAP gross margin versus the comparable prior year quarter is primarily due to increased gross margins from Oakley sunglasses and prescription eyewear. Non-GAAP gross margin excludes footwear restructuring charges and losses from changes in fair value of foreign currency derivatives recorded in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which together totaled $474,000 on a pre-tax basis for the third quarter of 2006; no similar charges or losses were recorded in the third quarter of 2007. A reconciliation of non-GAAP gross margin to GAAP gross profit as a percentage of net sales is included in the accompanying financial tables.

Third quarter operating expenses totaled $105.7 million, representing 40.1 percent of net sales, compared to $87.0 million, or 41.4 percent of net sales in the same period of 2006. Research and development expenses increased $0.9 million and represented 2.7 percent of net sales compared to 3.0 percent of sales in the same period of 2006. Selling expenses increased $10.5 million due primarily to increased advertising and marketing activities, and represented 23.3 percent of net sales compared to 24.2 percent of sales in the same period of 2006. Shipping and warehousing expenses increased $0.6 million and represented 2.3 percent of net sales compared to 2.6 percent of sales in the same period of 2006. General and administrative expenses increased by $6.7 million and represented 11.7 percent of net sales compared to 11.6 percent of sales in the same period of 2006. General and administrative expenses increased due to acquisitions completed in the last year, the impact of transaction costs associated with the company's merger agreement with Luxottica Group S.p.A., and increased compensation expense.

The company's effective tax rate increased to 37.4 percent in the third quarter compared to 32.8 percent in the third quarter of 2006. The increased tax rate is due to certain transaction costs related to the company's previously announced merger agreement not being deductible for income tax purposes.

Balance Sheet Highlights

Accounts receivable, less allowances, totaled $140.8 million at September 30, 2007, compared to $115.8 million at September 30, 2006.

The company's consolidated inventory totaled $208.1 million at September 30, 2007 compared to $154.1 million at September 30, 2006. The increase in inventory is due to the impact of acquisitions and new retail stores, increased eyewear inventory to support higher sales volume, and increased apparel inventories.

Conference Call Information

As indicated in a press release that was issued on October 11, the company will conduct a conference call today at 1:30 p.m. PDT. Interested investors can hear a simultaneous Webcast at http://investor.oakley.com. A telephonic replay of the call will be available Thursday, October 18, through midnight October 25, 2007 and can be accessed from the United States and Canada at 888-266-2081 and from international locations at 703-925-2533; pass code: 1030724.

About Oakley, Inc.

Oakley is a global leader in sport performance optics including premium sunglasses, goggles, and prescription eyewear. Headquartered in Southern California, the company's optics brand portfolio includes Dragon, Eye Safety Systems, Fox Racing, Mosley Tribes, Oliver Peoples, and Paul Smith Spectacles. In addition to its global wholesale business, the company operates retail chains including Bright Eyes, Oakley Stores, Sunglass Icon, and The Optical Shop of Aspen. The company also offers a wide selection of Oakley-branded apparel, footwear, watches and accessories. Additional information is available at www.oakley.com.

The Oakley, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1533

Non-GAAP Measures

This press release includes disclosure of "non-GAAP gross margin," which is a non-GAAP financial measure. The Company provides this non-GAAP measure as a supplement to financial results based on GAAP. Non-GAAP gross margin differs from the most comparable GAAP measure, gross profit as a percentage of net sales, by excluding footwear restructuring charges and the impact of changes in the fair value of foreign currency derivatives not designated as cash flow hedges. A detailed reconciliation of non-GAAP gross margin to gross profit as a percentage of net sales is set forth in the table below. Investors are encouraged to review this reconciliation.

The footwear restructuring charges include provisions for estimated sales returns and markdown allowances (included in net sales) and write-downs of inventories and footwear-specific tooling, displays and equipment (included in cost of goods sold). Changes in the fair value of foreign currency derivatives not designated as cash flow hedges are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives that we have purchased as part of our program to mitigate risks due to fluctuations in currency exchange rates.

The Company presents non-GAAP gross margin to provide additional insight into its underlying operating results. The Company believes that excluding the non-cash gains and losses from changes in the fair value of these foreign currency derivatives, and the impact of the footwear restructuring charges, provides meaningful and useful information regarding the underlying trends in product margins based on actual production costs. Non-GAAP gross margin also enhances comparisons of the Company's results of operations with historical periods. The Company uses non-GAAP gross margin in reviewing product margins, making product pricing decisions, and analyzing product category profitability.

Non-GAAP gross margin has certain limitations because it does not reflect all of the costs associated with the operation of the Company's business as determined in accordance with GAAP. Moreover, the Company's non-GAAP gross margin may be different from similarly titled non-GAAP measures used by other companies, which may not provide investors a comparable view of the Company's performance in relation to other companies in the same industry. Investors should consider non-GAAP gross margin in addition to, and not as a substitute for, or superior to, gross profit as a percentage of net sales determined in accordance with GAAP. The Company seeks to compensate for the limitations of non-GAAP gross margin by providing descriptions of the reconciling items and a reconciliation of non-GAAP gross margin to the most directly comparable GAAP measure so that investors can appropriately incorporate non-GAAP gross margin and its limitations into their analyses. For complete information on the footwear restructuring charges and changes in the fair value of foreign currency derivatives not designated as cash flow hedges, please see the Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

Safe Harbor Disclaimer

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the "safe harbor" created by those sections. All statements in this press release, other than those that are purely historical, are forward-looking statements. Forward-looking statements typically are identified by the use of terms such as "expect," "believe," "plan," "intend," "seek," "anticipate," "outlook," "estimate," "assume," "project," "target," "could," "will," "should," "may," and "continue," as well as variations of such words and similar expressions, although some forward-looking statements are expressed differently. Forward-looking statements in this press release include, without limitation, statements regarding product, retail and brand initiatives, marketing efforts, upcoming product releases, operational improvements, on-time apparel deliveries, responsiveness to retailers and consumers and the ability to drive consistent, profitable growth. The company's expectations, beliefs, anticipations, objectives, intentions, plans and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statement. These risks and uncertainties include, but are not limited to, the highly competitive markets for our products and our ability to develop innovative new products and introduce them in a timely manner; consumer acceptance of our new products and our ability to respond to changing consumer preferences; order and demand uncertainty; our ability to attract and retain qualified personnel; intellectual property infringement claims by others and our ability to protect our intellectual property; our dependence on key suppliers for materials we use in our products, including lens blanks; our ability to successfully integrate acquired businesses into our operations; our dependence on athletes and personalities for the endorsement of our products; risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; and risks associated with our previously announced merger agreement, including resolution of outstanding or future litigation, differences between actual fees and our estimates, and other unanticipated developments. Risks and uncertainties that could cause our actual results to differ from those set forth in any forward-looking statement are discussed in more detail under "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as well as similar disclosures in the company's subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                              OAKLEY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (Unaudited, in thousands, except per share data)

                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                            --------------------  --------------------
                               2007       2006       2007       2006
                            ---------  ---------  ---------  ---------
 Net sales                  $ 263,789  $ 210,219  $ 726,115  $ 565,501
 Cost of goods sold           117,284     97,120    319,895    257,164
                            ---------  ---------  ---------  ---------
 Gross profit                 146,505    113,099    406,220    308,337

 Operating expenses:
 Research and development       7,140      6,281     19,791     17,298
 Selling                       61,520     50,975    187,981    150,718
 Shipping and warehousing       6,044      5,448     16,881     15,359
 General and administrative    30,972     24,318     93,639     67,996
                            ---------  ---------  ---------  ---------
 Total operating expenses     105,676     87,022    318,292    251,371

                            ---------  ---------  ---------  ---------
 Operating income              40,829     26,077     87,928     56,966

 Interest expense, net          2,990        263      8,150        724
                            ---------  ---------  ---------  ---------
 Income before provision
   for income taxes            37,839     25,814     79,778     56,242
 Provision for income taxes    14,143      8,472     28,887     19,122
                            ---------  ---------  ---------  ---------
 Net income                 $  23,696  $  17,342  $  50,891  $  37,120
                            =========  =========  =========  =========

 Diluted net income
   per share                $    0.34  $    0.25  $    0.73  $    0.54
 Diluted weighted
   average shares              70,304     68,827     69,908     69,017

                               OAKLEY, INC.
                        SELECTED BALANCE SHEET DATA
                         (Unaudited, in thousands)

                           September 30, December 31,  September 30,
                               2007          2006          2006
                            ---------     ---------     ---------
 Cash and cash equivalents  $  53,677     $  31,313     $  30,715
 Accounts receivable, net     140,835       109,168       115,826
 Inventories                  208,056       155,377       154,095
 Accounts payable, accrued
   liabilities and income
   tax payable                122,455       107,519        96,711
 Dividend payable                  --            --        11,001
 Total debt                   205,038        46,848        41,615

                            OAKLEY, INC.
                        OTHER OPERATING DATA
                      (Unaudited, in thousands)

                             Three months ended     Nine months ended
                                September 30,         September 30,
                            --------------------  --------------------
                               2007       2006       2007       2006
                            ---------  ---------  ---------  ---------

 Net Sales by
   Product Category
 ------------------
   Optics                   $ 192,165  $ 148,836  $ 543,978  $ 414,198
   Apparel, Footwear
     and Accessories           52,240     46,323    129,135    113,647
   Other                       19,384     15,060     53,002     37,656
                            ---------  ---------  ---------  ---------
     Total                  $ 263,789  $ 210,219  $ 726,115  $ 565,501
                            =========  =========  =========  =========

 Net Sales by Segment
 --------------------
   U.S. Retail              $  63,305  $  46,823  $ 171,137  $ 121,583
   Wholesale                  200,484    163,396    554,978    443,918
                            ---------  ---------  ---------  ---------
     Total                  $ 263,789  $ 210,219  $ 726,115  $ 565,501
                            =========  =========  =========  =========

 Net Sales by Geography
 ----------------------
   United States            $ 148,891  $ 116,742  $ 415,615  $ 317,660
   International              114,898     93,477    310,500    247,841
                            ---------  ---------  ---------  ---------
     Total                  $ 263,789  $ 210,219  $ 726,115  $ 565,501
                            =========  =========  =========  =========

                             OAKLEY, INC.
                             RETAIL STORES
          (Unaudited, number of stores open at end of period)

                                     September 30,    September 30,
                                         2007              2006
                                    -------------------------------

  Oakley Stores

     U.S.                                  75               58

     International                         22               10

  Sunglass Icon                           128              115

  Oliver Peoples                            3                2

  The Optical Shop of Aspen                21               18

  Bright Eyes                              32               --
                                     -------------------------------

  Total                                   281              203
                                     ===============================

As of September 30, 2007, an additional 12 Oakley Stores, 12 Sunglass Icon stores, two Oliver Peoples and 109 Bright Eyes retail locations were operated by licensees and/or franchisees.

                             OAKLEY, INC.
              RECONCILIATION OF NON-GAAP GROSS MARGIN TO
              GAAP GROSS PROFIT AS A PERCENT OF NET SALES
                   (Unaudited, dollars in thousands)

                                            Change in fair
                                               value of    Calculation
                       Reported   Footwear     foreign       of non-
                        under   restructuring  currency     GAAP gross
                         GAAP     expenses    derivatives   margin (1)
                       --------  -----------  -----------   ---------
                                     (dollars in thousands)

 Three months ended
 September 30, 2007
 ------------------
 Net sales             $263,789     $     --     $     --     $263,789
 Cost of goods sold     117,284           --           --      117,284
                       --------     --------     --------    ---------
   Gross profit         146,505           --           --      146,505
   Gross profit as
    a % of net sales       55.5%
   Non-GAAP gross
    margin %                                                    55.5%

 Three months ended
 September 30, 2006
 ------------------
 Net sales             $210,219     $    (22)    $     --     $210,241
 Cost of goods sold      97,120          157          295       96,668
                       --------     --------     --------    ---------
   Gross profit         113,099         (179)        (295)     113,573
   Gross profit as
    a % of net sales       53.8%
   Non-GAAP gross
    margin %                                                    54.0%

 Nine months ended
 September 30, 2007
 ------------------
 Net sales             $726,115     $     --     $     --     $726,115
 Cost of goods sold     319,895           --           --      319,895
                       --------     --------     --------    ---------
   Gross profit         406,220           --           --      406,220
   Gross profit as
    a % of net sales       55.9%
   Non-GAAP gross
    margin %                                                      55.9%

 Nine months ended
 September 30, 2006
 ------------------
 Net sales            $ 565,501     $ (1,847)    $     --     $567,348
 Cost of goods sold     257,164        1,490        3,702      251,972
                       --------     --------     --------    ---------
   Gross profit         308,337       (3,337)      (3,702)     315,376
   Gross profit as
    a % of net sales       54.5%
   Non-GAAP gross
    margin %                                                      55.6%

 (1) Non-GAAP gross margin is calculated by subtracting change in fair value of foreign currency derivatives and footwear restructuring expenses from amounts reported under GAAP.

CONTACT:  Oakley, Inc.
          Editorial contacts:
          Lance Allega, Director of Investor Relations/Corporate
           Communications
          949/672-6985
          lallega@oakley.com